Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS THIRD QUARTER 2008 OPERATING RESULTS; DECLARES
QUARTERLY DIVIDEND OF $0.18 PER COMMON SHARE
PEMBROKE, BERMUDA, November 6, 2008 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net loss of $46.4 million, or $0.95 per diluted share, for the third quarter of 2008 compared to net income of $109.0 million, or $1.72 per diluted share, for the third quarter of 2007. Net income for the nine months ended September 30, 2008 was $163.8 million, or $3.22 per diluted share, compared to net income of $346.2 million, or $5.51 per diluted share, for the first nine months of 2007.
The company reported operating income of $102.8 million, or $2.03 per diluted share, for the third quarter of 2008 compared to operating income of $112.2 million, or $1.77 per diluted share, for the third quarter of 2007. Operating income for the nine months ended September 30, 2008 was $313.9 million, or $6.17 per diluted share, compared to operating income of $357.9 million, or $5.70 per diluted share, for the first nine months of 2007.
The company’s annualized return on average shareholders’ equity for three and nine months ended September 30, 2008 was a loss of 8.0% and a gain of 9.9%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and nine months ended September 30, 2008 was 17.8% and 19.0%, respectively.
President and Chief Executive Officer Scott Carmilani commented, “Allied World has fared well through the current turmoil in the financial markets due to our strong risk controls and conservative business approach. Despite the quarter’s storm activity and the severe disruption in the world’s financial markets, we have delivered an annualized operating ROE of 19% year to date and have preserved our shareholders’ equity at levels comparable with year end 2007. We believe our financial strength, capacity and selective risk management approach position us well to serve the needs of both our current and prospective clients.”
Mr. Carmilani continued “We are very pleased to have just completed our acquisition of Darwin Professional Underwriters and are looking forward to the combination of our businesses and the breadth of services it affords us. We welcome our new colleagues from Darwin and our proud of the significant strides we have already made in integrating them into Allied World’s U.S. operations.”
Underwriting Results
Gross premiums written were $291.0 million in the third quarter of 2008, a 5.3% increase compared to $276.3 million in the third quarter of 2007. This increase is primarily due to increased writings in our casualty segment by our U.S. offices. Net premiums written were $233.9 million in the third quarter of 2008, a 6.7% increase compared to $219.3 million in the third quarter of 2007. Net premiums earned in the third quarter of 2008 were $272.0 million, a 4.1% decrease compared to $283.7 million in the third quarter of 2007. This decrease in net premiums earned was the result of lower net premiums written prior to the three months ended September 30, 2008.
Gross premiums written were $1,134.6 million for the nine months ended September 30, 2008, an 8.9% decrease compared to $1,245.2 million in the first nine months of 2007. This decrease in gross premiums written was primarily the result of the non-renewal of business that did not meet our underwriting requirements (which included inadequate pricing and/or policy or contract terms and conditions), increased competition and decreasing rates for new business in each of our operating segments. Net premiums written were $880.7 million for the nine months ended September 30, 2008, an 8.6% decrease compared to $963.7 million in the first nine months of 2007. Net premiums earned were $813.9 million for the nine months ended September 30, 2008, a 6.8% decrease from net premiums earned of $873.3 million in the first nine months of 2007 as a result of lower net premiums written.
The combined ratio was 90.2% in the third quarter of 2008 compared to 84.1% in the third quarter of 2007. The loss and loss expense ratio was 64.7% in the third quarter of 2008 compared to 61.1% in the third quarter of 2007. During the third quarter of 2008, the company recorded net favorable reserve development on prior accident years of $96.9 million, a benefit of 35.6 percentage points to the company’s loss and loss expense ratio for the quarter. Of this net favorable development, $24.7 million, $32.8 million and $39.4 million was recognized in our property, casualty and reinsurance segments, respectively. The combined ratio for the nine months ended September 30, 2008 was 87.1% compared to 81.2% for the first nine months of 2007.
Absent prior year reserve adjustments, the loss and loss expense ratio related to the third quarter of 2008 was 100.3% compared to 71.2% for the third quarter of 2007. The increase in the current year’s loss and loss expense ratio for the current period was primarily due to net incurred losses and loss expenses related to Hurricanes Ike and Gustav of $71.6 million, as well as $19.2 million due to increased loss activity in our general property and energy lines of business for the 2008 loss year.
The company’s expense ratio was 25.5% for the third quarter of 2008 compared to 23.0% for the third quarter of 2007. The expense ratio was 26.0% for the nine months ended September 30, 2008 compared to 22.2% for the nine months ended September 30, 2007. As part of our ongoing strategic initiatives, the company has significantly expanded its U.S. operations. Accordingly, the company’s staff count increased to 351 at September, 30, 2008 from 284 at September 30, 2007, and the company also increased its expenditures for rent and related costs, professional fees and system improvements over the same period.
Investment Results
Net investment income in the third quarter of 2008 was $76.9 million, an increase of 1.1% from the $76.1 million of net investment income in the third quarter of 2007. For the nine months ended September 30, 2008, net investment income was $226.2 million, an increase of 1.6% over the $222.7 million of net investment income in the first nine months of 2007. The year to date increase was primarily the result of an increase in the dividend received from our global high-yield bond fund.
During the third quarter of 2008, the company recorded net realized investment losses of $151.9 million compared to net realized investment losses of $4.2 million in the third quarter of 2007. The $151.9 million in realized losses for the third quarter 2008 includes $49.2 million in losses from sales of securities, $27.6 million in losses from the mark-to-market of the company’s alternative investment portfolio and approximately $75.0 million in losses from other-than-temporary impairments. The declines in market value of these securities in the third quarter 2008 were primarily due to widening of credit spreads caused by the continued decline in the U.S. housing market and the current turmoil in the financial markets.
Shareholders’ Equity
As of September 30, 2008, shareholders’ equity was $2.3 billion, an increase of 1.5%, compared to $2.2 billion reported as of December 31, 2007. The increase was primarily the result of net income for the nine-month period ended September 30, 2008 of $163.8 million partially offset by unrealized losses of $129.7 million during the nine months ended September 30, 2008.
As of September 30, 2008, diluted book value per share was $43.55, an increase of 2.4%, compared to $42.53 as of December 31, 2007.
Quarterly Dividend

Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.18 per common share. The dividend will be payable on December 11, 2008 to shareholders of record on November 25, 2008.
Darwin Acquisition
On June 27, 2008, the company entered into a definitive merger agreement to acquire Darwin Professional Underwriters, Inc. (“Darwin”). Darwin offers healthcare professional liability, errors and omissions and other specialty professional liability coverages. The transaction was completed on October 20, 2008 and has been accounted for as a purchase. In connection with this transaction, the company expects to record approximately $250 million in goodwill and $65 million in other intangible assets in the fourth quarter 2008. Subsequent to this acquisition, the company’s staff count increased to 554 as of October 31, 2008.
Conference Call
Allied World will host a conference call on Friday, November 7, 2008 at 9:30 a.m. (Eastern Time) to discuss its third quarter 2008 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 713-8562 (U.S. and Canada callers) or (617) 597-5310 (international callers) and entering the passcode 51597243 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, November 21, 2008 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 94417370. In addition, the webcast will remain available online through Friday, November 21, 2008 at www.awac.com.
Financial Supplement
A financial supplement relating to the third quarter of 2008 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at http://www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward- looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Gross premiums written	$290,981	$276,253	$1,134,638	$1,245,208
Premiums ceded	(57,078)	(56,956)	(253,913)	(281,480)

Net premiums written	233,903	219,297	880,725	963,728
Change in unearned premiums	38,070	64,362	(66,804)	(90,384)

Net premiums earned	271,973	283,659	813,921	873,344

Net investment income	76,916	76,133	226,192	222,718
Net realized investment losses	(151,876)	(4,196)	(152,804)	(12,161)

Total revenue	197,013	355,596	887,309	1,083,901

Expenses:
Net losses and loss expenses	176,010	173,246	497,591	515,466
Acquisition costs	28,615	29,198	81,720	90,266
General and administrative expenses	40,794	36,050	130,445	103,685
Interest expense	9,515	9,481	28,538	28,337
Foreign exchange gain	(2,728)	(976)	(2,651)	(412)

Total expenses	252,206	246,999	735,643	737,342

(Loss)/income before income taxes	(55,193)	108,597	151,666	346,559
Income tax (recovery) expense	(8,826)	(362)	(12,117)	392

NET (LOSS) INCOME	$(46,367)	$108,959	$163,783	$346,167

PER SHARE DATA:
Basic (loss)/earnings per share	$(0.95)	$1.80	$3.37	$5.73
Diluted (loss)/earnings per share	$(0.95)	$1.72	$3.22	$5.51

Weighted average common shares outstanding	49,007,389	60,413,019	48,547,839	60,381,867
Weighted average common shares and common share equivalents outstanding	49,007,389	63,250,024	50,869,098	62,808,186

Dividends declared per share	$0.18	$0.15	$0.54	$0.45

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2008	2007

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2008: $5,440,019; 2007: $5,595,943)	$5,433,260	$5,707,143
Other invested assets available for sale, at fair value (cost: 2008: $81,262 ; 2007: $291,458)	71,528	322,144
Other invested assets, at fair value	167,674	—

Total investments	5,672,462	6,029,287
Cash and cash equivalents	744,245	202,582
Restricted cash	47,689	67,886
Securities lending collateral	48,815	147,241
Insurance balances receivable	359,921	304,499
Prepaid reinsurance	166,161	163,836
Reinsurance recoverable	777,283	682,765
Accrued investment income	49,641	55,763
Deferred acquisition costs	117,348	108,295
Goodwill and other intangible assets	19,837	3,920
Balances receivable on sale of investments	36,264	84,998
Net deferred tax assets	10,198	4,881
Other assets	52,387	43,155

Total assets	$8,102,251	$7,899,108

LIABILITIES:
Reserve for losses and loss expenses	$4,198,761	$3,919,772
Unearned premiums	880,211	811,083
Unearned ceding commissions	28,172	28,831
Reinsurance balances payable	79,592	67,175
Securities lending payable	48,815	147,241
Balances due on purchase of investments	68,681	141,462
Senior notes	498,767	498,682
Accounts payable and accrued liabilities	26,424	45,020

Total liabilities	$5,829,423	$5,659,266

SHAREHOLDERS’ EQUITY:
Common shares, par value $0.03 per share, issued and outstanding 2008: 49,022,495; 2007: 48,741,927 shares	1,471	1,462
Additional paid-in capital	1,307,185	1,281,832
Retained earnings	983,947	820,334
Accumulated other comprehensive income: net unrealized (losses)/gains on investments, net of tax	(19,775)	136,214

Total shareholders’ equity	2,272,828	2,239,842

Total liabilities and shareholders’ equity	$8,102,251	$7,899,108

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended September 30, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$57,437	$140,003	$93,541	$290,981
Net premiums written	35,460	106,157	92,286	233,903
Net premiums earned	42,919	105,492	123,562	271,973
Net losses and loss expenses	(71,243)	(46,813)	(57,954)	(176,010)
Acquisition costs	(2,434)	(2,212)	(23,969)	(28,615)
General and administrative expenses	(9,240)	(19,852)	(11,702)	(40,794)

Underwriting (loss) income	(39,998)	36,615	29,937	26,554
Net investment income				76,916
Net realized investment losses				(151,876)
Interest expense				(9,515)
Foreign exchange gain				2,728

Loss before income taxes				$(55,193)

GAAP Ratios:
Loss and loss expense ratio	166.0%	44.4%	46.9%	64.7%
Acquisition cost ratio	5.7%	2.1%	19.4%	10.5%
General and administrative expense ratio	21.5%	18.8%	9.5%	15.0%

Combined ratio	193.2%	65.3%	75.8%	90.2%

Quarter Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$60,192	$122,212	$93,849	$276,253
Net premiums written	32,400	92,917	93,980	219,297
Net premiums earned	44,246	114,977	124,436	283,659
Net losses and loss expenses	(29,271)	(71,369)	(72,606)	(173,246)
Acquisition costs	811	(2,927)	(27,082)	(29,198)
General and administrative expenses	(8,421)	(17,876)	(9,753)	(36,050)

Underwriting income	7,365	22,805	14,995	45,165
Net investment income				76,133
Net realized investment losses				(4,196)
Interest expense				(9,481)
Foreign exchange loss				976

Income before income taxes				$108,597

GAAP Ratios:
Loss and loss expense ratio	66.2%	62.1%	58.4%	61.1%
Acquisition cost ratio	(1.8%)	2.5%	21.8%	10.3%
General and administrative expense ratio	19.0%	15.6%	7.8%	12.7%

Combined ratio	83.4%	80.2%	88.0%	84.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Nine Months Ended September 30, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$275,470	$439,277	$419,891	$1,134,638
Net premiums written	136,346	326,127	418,252	880,725
Net premiums earned	130,664	320,210	363,047	813,921
Net losses and loss expenses	(148,583)	(161,692)	(187,316)	(497,591)
Acquisition costs	(7)	(10,711)	(71,002)	(81,720)
General and administrative expenses	(30,697)	(67,846)	(31,902)	(130,445)

Underwriting (loss) income	(48,623)	79,961	72,827	104,165
Net investment income				226,192
Net realized investment losses				(152,804)
Interest expense				(28,538)
Foreign exchange gain				2,651

Income before income taxes				$151,666

GAAP Ratios:
Loss and loss expense ratio	113.7%	50.5%	51.6%	61.1%
Acquisition cost ratio	0.0%	3.3%	19.6%	10.0%
General and administrative expense ratio	23.5%	21.2%	8.8%	16.0%

Combined ratio	137.2%	75.0%	80.0%	87.1%

Nine Months Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$318,520	$435,492	$491,196	$1,245,208
Net premiums written	137,479	335,182	491,067	963,728
Net premiums earned	137,055	363,101	373,188	873,344
Net losses and loss expenses	(70,285)	(222,644)	(222,537)	(515,466)
Acquisition costs	374	(13,998)	(76,642)	(90,266)
General and administrative expenses	(24,341)	(49,894)	(29,450)	(103,685)

Underwriting income	42,803	76,565	44,559	163,927
Net investment income				222,718
Net realized investment losses				(12,161)
Interest expense				(28,337)
Foreign exchange gain				412

Income before income taxes				$346,559

GAAP Ratios:
Loss and loss expense ratio	51.3%	61.3%	59.6%	59.0%
Acquisition cost ratio	(0.3%)	3.9%	20.5%	10.3%
General and administrative expense ratio	17.8%	13.7%	7.9%	11.9%

Combined ratio	68.8%	78.9%	88.0%	81.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net (loss)/income	$(46,367)	$108,959	$163,783	$346,167
Net realized investment losses	151,876	4,196	152,804	12,161
Foreign exchange gain	(2,728)	(976)	(2,651)	(412)

Operating income	$102,781	$112,179	$313,936	$357,916

Weighted average common shares outstanding:
Basic	49,007,389	60,413,019	48,547,839	60,381,867
Diluted	50,669,262 *	63,250,024	50,869,098	62,808,186

Basic per share data:
Net (loss)/income	$(0.95)	$1.80	$3.37	$5.73
Net realized investment losses	3.10	0.07	3.15	0.20
Foreign exchange gain	(0.06)	(0.02)	(0.05)	(0.01)

Operating income	$2.09	$1.85	$6.46	$5.92

Diluted per share data
Net (loss)/income	$(0.92) *	$1.72	$3.22	$5.51
Net realized investment losses	3.00	0.07	3.00	0.19
Foreign exchange gain	(0.05)	(0.02)	(0.05)	(0.01)

Operating income	$2.03	$1.77	$6.17	$5.70

*	For the net loss for the three months ended September 30, 2008, because operating income is positive, we are using the fully diluted weighted average common shares outstanding.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2008	2007
Price per share at period end	$35.52	$50.17

Total shareholders’ equity	2,272,828	2,239,842

Basic common shares outstanding	49,022,495	48,741,927

Add: unvested restricted share units	905,621	820,890

Add: Performance based equity awards	1,345,903	886,251

Add: dilutive options/warrants outstanding	6,865,351	6,723,875
Weighted average exercise price per share	$30.79	$33.62
Deduct: options bought back via treasury method	(5,951,910)	(4,506,182)

Common shares and common share equivalents outstanding	52,187,460	52,666,761

Basic book value per common share	$46.36	$45.95
Diluted book value per common share	$43.55	$42.53

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Opening shareholders’ equity	$2,378,046	$2,418,186	$2,239,842	$2,220,084
(Deduct)/add: accumulated other comprehensive (income)/loss	(39,048)	25,663	(136,214)	(6,464)

Adjusted opening shareholders’ equity	2,338,998	2,443,849	2,103,628	2,213,620

Closing shareholders’ equity	$2,272,828	$2,612,775	$2,272,828	$2,612,775
Add/(deduct): accumulated other comprehensive loss/(income)	19,775	(62,917)	19,775	(62,917)

Adjusted closing shareholders’ equity	2,292,603	2,549,858	2,292,603	2,549,858

Average shareholders’ equity	$2,315,801	$2,496,854	$2,198,116	$2,381,739

Net (loss) income available to shareholders	$(46,367)	$108,959	$163,783	$346,167
Annualized net (loss) income available to shareholders	(185,468)	435,836	218,377	461,556

Annualized return on average shareholders’ equity — net (loss) income available to shareholders	(8.0%)	17.5%	9.9%	19.4%

Operating income available to shareholders	$102,781	$112,179	$313,936	$357,916
Annualized operating income available to shareholders	411,124	448,716	418,581	477,221
Annualized return on average shareholders’ equity — operating income available to shareholders	17.8%	18.0%	19.0%	20.0%

SOURCE Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: http://www.awac.com